Exhibit 99.1

SouthWest Water Company Appoints Geoffrey C. Ketcham to Board of Directors

LOS ANGELES--(BUSINESS WIRE)--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that Geoffrey C. Ketcham has been elected to the company’s Board of Directors, effective October 1, 2008. The appointment increases the board to 9 members, 8 of whom are non-employee directors.

“I am very pleased to welcome Geoff to our board,” said Mark Swatek, chief executive officer and chairman. “His twenty-five years of service in the utility industry will be an invaluable asset to SouthWest Water. Geoff brings financial expertise as well as a keen understanding of one of our largest growth markets – the southeast. I look forward to the contributions and perspectives Geoff will bring to our board.”

Mr. Ketcham, 57, spent twenty-five years at Energen Corporation, a diversified energy company headquartered in Birmingham, Alabama, engaged in oil and gas production and rate regulated natural gas distribution. Mr. Ketcham joined the company in 1981 as Controller of Alabama Gas Corporation (Alagasco), in 1986 was named Vice President of Planning for Energen and was elected CFO the following year. He retired in 2006. During his tenure at Energen, he played a key role in the early implementation of Alagasco’s Rate Stabilization and Equalization rate-setting mechanism and in Energen’s evaluation and funding of over $2 billion of oil and gas property acquisitions and related development. In addition, he oversaw the implementation of SAP enterprise systems. He was responsible for all financial, treasury and investor relations functions. Prior to joining Alagasco, he spent nine years with the international public accounting firm of Arthur Young & Company.

Mr. Ketcham is a past chair of the Finance Committee of the American Gas Association, the industry association representing natural gas distribution companies. He chaired the Auburn University College of Business Advisory Board and has been a board member and chair of numerous social service and arts organizations in the Birmingham community. He is an alumnus of Leadership Alabama and Leadership Birmingham. He earned a Bachelor of Science degree from Auburn University.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications, 213-929-1846
www.swwc.com